                           ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement, dated as of May 30, 1997 is by and among ESI/McLeodUSA, Inc., a newly formed Iowa corporation ("Buyer"), McLeodUSA Incorporated, a Delaware corporation ("McLeod") and ESI Communications, Inc., a Minnesota corporation, ESI Communications/SW, Inc. a Minnesota corporation, ESI Communications/West, Inc., a Minnesota corporation, ESI Communications Downtown, Inc., a Minnesota corporation, and ESI Communications -- North, Inc., a Minnesota corporation (collectively the "Sellers"), and Michael Reichert, Peter Jones, John Pupkes and Jeff Meehan (collectively the "Shareholders").

                                   RECITALS
                                   --------

          A. Sellers own certain assets which they use in the conduct of their businesses providing telephone systems in the state of Minnesota.

          B. Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer certain assets subject to the terms and conditions of this Agreement.

          C.  Buyer is a subsidiary corporation of McLeod.

                                   AGREEMENT
                                   ---------

          The parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

          1.1  Defined Terms.  As used herein, the terms below shall have the
               -------------
following meanings:

          "Balance Sheet" shall mean the unaudited balance sheet of each of
           --------------
Sellers as of December 31, 1996, previously delivered to Buyer and attached hereto as Exhibit A.

          "Balance Sheet Date" shall mean December 31, 1996.
          --------------------

          "Books and Records" shall mean all records of Sellers pertaining to
          -------------------
the Purchased Assets or customers or suppliers of or the business of Sellers, except for Seller's corporate record books and income tax records.

          "Closing Date" shall mean June 10, 1997 (or such earlier date as of
          -------------
which all conditions to closing shall have been satisfied or waived by the parties), or such other date as Buyer and Sellers shall mutually agree.

          "Closing Date Balance Sheet" shall mean the calculation of Purchased
           ---------------------------
Assets and Assumed Liabilities prepared as of the Closing Date as provided in
Section 2.2(b) thereof.

          "Code" shall mean the Internal Revenue Code of 1986, as such may be
           -----
amended from time to time.

          "Contract" shall mean any of the agreements, contracts, leases or
           --------
commitments described in Section 4.6 of the Disclosure Schedule and any of Sellers' agreements, contracts, leases or commitments not required to be described in the Disclosure Schedule solely because of the size or duration limitations on contracts required to be scheduled by this Agreement.

          "Contract Rights" shall mean all of Sellers' rights and obligations
           ---------------
under the Contracts.

          "Disclosure Schedule" shall mean a schedule executed and delivered by
           -------------------
Sellers to Buyer not later than ten (10) days prior to the Closing Date which sets forth the exceptions to the representations and warranties contained in
Article IV hereof and certain other information called for by Article IV hereof and other provisions of this Agreement.

          "Encumbrances" shall mean any claim, lien, pledge, option, charge,
           ------------
easement, security interest, right-of-way, encumbrance or other right of any third party.

          "Environmental Claims" shall mean any allegation, notice of violation,
           --------------------
claim, action, cause of action, suits, liability, loss, litigation, arbitration, proceeding, executory decree, judgment or legal fee or cost of investigation or proceeding relating to compliance with any Environmental Law.

          "Environmental Laws" shall mean the Comprehensive Environmental
           ------------------
Response Compensation and Liability Act of 1980, as amended; or any other federal, state or local law or ordinance (i) relating to pollution or protection of the environment; or (ii) regulating the discharge, handling, use of disposal or exposure to Hazardous Substances.

          "Excluded Assets", notwithstanding any other provision of this
           ---------------
Agreement, shall mean the following items of Sellers which are not to be acquired by Buyer hereunder:

          (a) cash (other than petty cash as provided in the definition of Purchased Assets) including checking accounts, money market accounts and the lock box account;

          (b) short term investment balances;

          (c) Contract Rights arising under any Contract not specifically assumed by Buyer as specified in Exhibit B, including without limitation any employment, change in control or indemnification agreement between Sellers and any of its present or former officers, directors, stockholders, employees or agents, including without limitation those identified in the Disclosure Schedule;

          (d) those certain prepaid expenses which will not benefit Buyer after the Closing (e.g. prepaid insurance);

          (e) all claims, choses in action and rights or actions by Sellers against third parties;

          (f) other personal property not included upon the books of Sellers, not utilized in the business of Sellers and upon which the parties mutually agree as set forth on Exhibit C; and

          (g) Permits, to the extent not lawfully transferable.

          "Financial Statements" shall mean the Balance Sheet and the combined
           --------------------
statements of income, cash flows and stockholders' equity of Sellers for the two year period ended as of the Balance Sheet Date, previously delivered to Buyer and attached hereto as Exhibit D.

          "Fixtures and Equipment" shall mean all of the furniture, fixtures,
           ----------------------
furnishings, machinery, and equipment owned by Sellers and vehicles leased by Sellers, wherever located, including all warranty rights with respect thereto.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act
           -------
as of the date hereof.

          "Hazardous Substances" shall mean pollutants, chemicals, materials,
           --------------------
substances or wastes (i) designated or defined under any Environmental Law as "hazardous" or "toxic", and (ii) the handling, use of, disposal or exposure to which is prohibited, limited or regulated by an Environmental Law.

          "Interim Financial Statements" shall mean the balance sheets of each
           ----------------------------
of Sellers as of April 30, 1997 and the unaudited statements of income, cash flows and stockholders' equity for the four-month period ended April 30, 1997 previously delivered to Buyer and attached hereto as Exhibit E.

          "Inventory" shall mean (a) all of Sellers' goods held for sale or use
           ---------
in the ordinary course of Sellers' business to its customers, (b) all office supplies and similar materials located in any facility owned or rented by Sellers, and (c) all of the raw materials, work in process, spare parts, finished products, wrapping, supply and packaging items, employee uniforms and similar items, wherever located.

          "Leasehold Estates" shall mean all of Sellers' rights and obligations
           -----------------
as lessee under the Leases listed in the Disclosure Schedule.

          "Leasehold Improvements" shall mean all of Sellers' leasehold
           ----------------------
improvements situated in or on the property leased under the Leases, including all warranty rights with respect thereto.

          "Leases" shall mean all of the leases listed on the Disclosure
           ------
Schedule and all other leases relating to the Purchased Assets which are not required to be scheduled pursuant to this Agreement.

          "Permits" shall mean all of Sellers' licenses, permits and other
           -------
governmental authorizations to carry on business at the Facilities as presently conducted.

          "Purchased Assets" shall mean all of Sellers' properties, assets and
           ----------------
rights of any kind, whether tangible or intangible, real or personal, owned by Sellers or in which Sellers have any interest (except the Excluded Assets), including without limitation, the following:

          (a) accounts receivable (net of reasonable reserves);

          (b) claims for refunds and prepaid expenses which will benefit Buyer after the Closing (e.g., trade show advance deposits, advance lease or rental payments, prepaid real estate taxes);

          (c) petty cash on hand and cash in accounts designated by Buyer and maintained by Sellers for payment of incidental expenses;

          (d) all Contract Rights under Contracts assumed by Buyer as indicated in Exhibit F;

          (e) all Leasehold Estates with respect to Leases assumed by Buyer as indicated in Exhibit G;

          (f) all Fixtures and Equipment;

          (g) all Inventory;

          (h) all Books and Records;

          (i) all Proprietary Rights;

          (j) to the extent transferable, all Permits;

          (k) in addition, Shareholders 50% ownership interest in ESI Cabling Services, Incorporated.

          "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

          1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

    Term                                 Section
    ----                                 -------

Action                                    4.10
Assumed Liabilities                       2.2
Closing                                   3.1
Employee Plan                             4.16
Expense                                  10.3(a)
ERISA                                     4.16
Loss                                     10.3(a)
Permitted Encumbrances                    4.4
Personnel                                 4.3(b)
Proprietary Rights                        4.15
Purchase Price                            2.2
Tax                                       4.17


                                ARTICLE II
                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

          2.1  Transfer of Assets.  On the Closing Date Sellers will sell,
               ------------------
convey, transfer, assign, and deliver to Buyer, and Buyer will acquire from Sellers, the Purchased Assets, free and clear of Encumbrances other than Permitted Encumbrances, effective as of the close of business on the Closing Date.

          2.2  Assumption of Liabilities.  Buyer shall assume, effective as of
               -------------------------
the close of business on the Closing Date, the following obligations and liabilities of Sellers and no others (the "Assumed Liabilities"):

          (a) All of Sellers' trade accounts payable for goods and services used by Sellers, the current portion of accrued and unpaid salaries and wages of employees of Sellers (including related federal and state withholding and other payroll taxes relating thereto), accrued and unpaid holiday and vacation pay of Sellers' employees, accrued and unpaid obligations under Contracts and Leases assumed by Buyer as indicated in Exhibits F & G, in each case only to the extent incurred in the ordinary course of business consistent with past practice.

          (b) All of Sellers' liabilities set forth on the Preliminary Net Asset Value prepared in accordance with Section 2.3(b).

          (c) All obligations and liabilities of Sellers accruing, arising out of, or relating to events or occurrences happening after the Closing Date under

Contracts and Leases assumed by Buyer as indicated on Exhibits F and G including, without limitation, obligations to provide maintenance, installation and warranty services to customers.

          Anything in this Agreement to the contrary notwithstanding, except as expressly provided herein, Buyer shall be under no obligation to make any payment to any employee, stockholder, officer or director or former employee, stockholder, officer or director of Sellers or any of their affiliates, including without limitation, obligations pursuant to Contracts between Sellers and any such persons set forth on the Disclosure Schedule, and Sellers shall retain all such obligations of Sellers.

          2.3  Consideration.  Buyer shall pay to Sellers for the sale,
               -------------
transfer, assignment, conveyance and delivery of the Purchased Assets an amount (the "Purchase Price") equal to Fifteen Million Three Hundred Twenty-three Thousand Eight Hundred Eighty-nine Dollars ($15,323,889), subject to adjustment as provided in Section 2.3(b) and in Section 2.6. The allocation of the Purchase Price as to personal property shall be as agreed to in writing by Buyer and Sellers prior to Closing. Unless otherwise agreed in writing by Sellers and Buyer, Sellers and Buyer shall (x) reflect the specific Purchased Assets purchased and sold hereunder in their books and for taxes reporting purposes in accordance with such allocations, (y) file all forms required under Section 1060 of the Code and all other tax returns and reports in accordance with and based upon such allocation and (z) unless required to do so in accordance with a "determination" as defined in Section 1313(a)(1) of the Code, take no position in any tax return, tax proceeding, tax audit or otherwise which is inconsistent with such allocation. The Purchase Price shall be paid by Buyer as follows:

          (a) Closing Date.  On the Closing Date, Buyer shall pay the Purchase
              ------------
Price by wire transfer of immediately available funds to the accounts directed by Sellers.

          (b) Minimum Net Asset Value.  Prior to the Closing, Sellers shall
              -----------------------
prepare and deliver to Buyer a preliminary net asset value statement, determined as of April 30, 1997, showing that Sellers have, on a combined basis, a net asset value of not less than $2,900,000. The preliminary net asset value ("Preliminary Net Asset Value") shall be determined by subtracting the liabilities to be assumed by Buyer as of April 30, 1997 from Purchased Assets as of April 30, 1997. If the Preliminary Net Asset Value is less than $2,900,000, the Purchase Price to be paid at closing shall be reduced on a dollar for dollar basis by amount of such deficit, which reduction, if any, shall be called the "Preliminary Purchase Price Adjustment."

          As soon as practicable, but in any event within 60 days after the Closing, Sellers shall prepare and deliver to Buyer a final net asset value statement determined as of the Closing Date showing that Sellers have, on a combined basis, a net asset value of not less than $2,900,000. The final net asset value ("Final Net Asset Value") shall be determined by subtracting the liabilities assumed by Buyer on the Closing Date from the Purchased Assets on the Closing Date. The Final Net Asset Value shall be compared with the $2,900,000 benchmark, the Preliminary Net Asset Value and the Preliminary Purchase Price Adjustment and a final purchase price adjustment shall be made; either by the payment of any necessary increase in the Purchase Price by Buyer (provided, however, the final Purchase Price shall never be greater than $15,323,889) or by the refund by Sellers to Buyer of any necessary further reduction in the purchase price.

          2.4  Closing Costs; Transfer Taxes.  Buyer shall be responsible for
               -----------------------------
any sales or use taxes imposed by reason of the transfers of Purchased Assets. Buyer shall be responsible for the fees and costs of recording or filing all applicable conveyancing instruments described in Sections 3.2(a) and 3.2(b), if any. Buyer shall be responsible for any vehicle transfer taxes or title transfer charges. Sellers shall be responsible for any income taxes of Sellers and any deficiency, interest or penalty asserted with respect thereto.

          2.5  Transfer of Shares of ESI Cabling Services Incorporated.
               -------------------------------------------------------
Shareholders hold 5,000 shares of ESI Cabling Services Incorporated, a Minnesota corporation, ("ESI Cabling"), which shares constitute 50% of the issued and outstanding shares of ESI Cabling. On the Closing Date, each Shareholder shall sell, transfer and deliver to Buyer the number of shares set forth opposite the Shareholder's name as set forth on Exhibit H hereto and Buyer shall purchase from Shareholders at the Closing all of Shareholders' right, title and interest in the shares. The value of the shares shall be allocated as part of the Purchase Price and shall be included in the calculation of net asset value as set forth in Section 2.3(b).

          2.6  Assignment of Revenues from ESI Network Solutions, L.L.P.
               ----------------------------------------------------------
Shareholders own all interests in ESI Network Solutions, L.L.P. ("Network"). As a part of this transaction, Shareholders shall cause Network to transfer and assign to Buyer all revenues (after expenses) of Network from contracts executed by Network after the Closing Date. Buyer shall assume the commission liability for such contracts. After Closing, Shareholders shall operate Network so as to keep the operating expenses less than 5% of the gross revenues. Shareholders, at Closing, shall provide Buyer with a schedule of all commissions due on contracts executed by Network prior to the Closing Date. Buyer shall assume those commission liabilities, and the Purchase Price shall be adjusted downward in an amount equal to the assumed commission liability.

                                  ARTICLE III
                                    CLOSING
                                    -------

          3.1  Closing.  The Closing of the transactions contemplated herein
               -------
(the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of Henson & Efron, P.A. unless the parties hereto otherwise agree.

          3.2  Conveyances at Closing.
               ----------------------

          (a) Sellers' Instruments.  To effect the transfer referred to in
              --------------------
Section 2.1 hereof, Sellers will, on the Closing Date, execute and deliver to
Buyer:

          (i) one or more bills of sale, in a form acceptable to Buyer, conveying in the aggregate all of Sellers' owned personal property included in the Purchased Assets;

          (ii) one or more assignments of leases, in a form acceptable to Buyer with respect to the Leases included in the Purchased Assets;

          (iii) assignments of all Contract Rights included in the Purchased Assets;

          (iv) assignments of all Proprietary Rights included in the Purchased Assets in recordable form to the extent necessary to assign such rights; and

          (v) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions hereof.

          (b) Buyer's Instruments.  On the Closing Date, Buyers shall execute
              -------------------
and deliver to Sellers the Purchase Price and such assumptions of Contracts and Leases and such other instruments as shall be reasonably requested by Sellers for Buyer to assume its obligations under the Assumed Liabilities.

          (c) Form of Instruments.  All of the foregoing instruments shall be in
              -------------------
form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Sellers.

          3.3 Certificates; Opinions.  Buyer and Sellers shall deliver the
              ----------------------
certificates, opinions of counsel and other matters described in Articles VII and VIII.

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

          Except as set forth on that section of the Disclosure Schedule numbered to correspond to the representations and warranties of this Article IV, Sellers (with respect to any representation or warranty concerning itself) represent and warrant to Buyer as follows:

          4.1  Organization.  Sellers are duly organized, validly existing and
               ------------
in good standing under the laws of the state of Minnesota, have full corporate power and authority to conduct their businesses as they are presently being conducted and to own and lease their properties and assets. Sellers are not qualified to do business as a foreign corporation in any state other than Minnesota.

          4.2  Authorization.  Sellers have all necessary corporate power and
               -------------
authority and have taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Sellers and is a legal, valid and binding obligation of each Seller and enforceable against each Seller in accordance with its terms.

          4.3  Absence of Certain Changes or Events.  Except as set forth in
               ------------------------------------
Section 4.3 to the Disclosure Schedule, since the Balance Sheet Date, there has not been any:

          (a) change in any of Sellers' condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects, except for changes contemplated hereby or changes which have not, individually or in the aggregate, been materially adverse to Sellers on a combined basis.

          (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by Sellers to any of their employees or agents (collectively, "Personnel") whose total compensation for services rendered to Sellers are currently at an annual rate of more than $15,000, (ii) except for bonuses to Personnel based on sales performance in the ordinary course of business consistent with past practice, any bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel; (iii) any employee benefit welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by Sellers for any Personnel except pursuant to the existing plans and arrangements described in Section 4.3(b) of the Disclosure Schedule or (iv) any new employment agreement to which any Seller is a party;

          (c) addition to or modification of the employee benefit plans, arrangements or practices described in Section 4.16 of the Disclosure Schedule affecting Personnel other than (i) contributions made for the fiscal year ended December 31, 1996, in accordance with the normal practices of Sellers or (ii) the extension of coverage to other Personnel who became eligible after the Balance Sheet Date;

          (d) sale, assignment or transfer of any of the assets of Sellers, material singly or in the aggregate, other than in the ordinary course;

          (e) cancellation of any indebtedness or waiver of any rights of substantial value to Sellers, whether or not in the ordinary course of business;

          (f) amendment, cancellation or termination of any Contract, license or other instrument material to Sellers;

          (g) capital expenditure or the execution of any lease or any incurring of liability therefor, involving payments in excess of $25,000 in the aggregate;

          (h) failure to repay any material obligation of Sellers, except in the ordinary course of business or where such failure would not have a material adverse effect on the business or financial condition of Sellers;

          (i) failure to operate the business of Sellers in the ordinary course except where such failure would not have a material adverse effect on the business or financial condition of Sellers;

          (j) change in accounting methods or practices by Sellers affecting assets, liabilities or business;

          (k) revaluation by Sellers of any assets, including without limitation, writing off notes or accounts receivable;

          (l) damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, business or prospects of Sellers;

          (m) mortgage, pledge or other encumbrance of any asset of Sellers, material singly or in the aggregate, except purchase money mortgages arising in the ordinary course of business;

          (n) issuance by Sellers of, or commitment of Sellers to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

          (o) except for draws made by Sellers on existing lines of credit, indebtedness incurred by Sellers for borrowed money or any commitment to borrow money entered into by Sellers, or any loans made or agreed to be made by Sellers;

          (p) liabilities involving $25,000 or more except in the ordinary course of business and consistent with past practice, or any increase or change in any assumption underlying or methods of calculating any bad debt, contingency or other reserves;

          (q) agreement by Sellers to do any of the foregoing.

          4.4  Title to Assets, Etc.  Sellers have good and merchantable fee
               ---------------------
simple title to the Purchased Assets and (except for the Excluded Assets) all assets used by each Seller in the conduct of its business are included in the Purchased Assets. Except as set forth in the Disclosure Schedule, none of the Purchased Assets is subject to any Encumbrances, except for minor liens which in the aggregate are not substantial in amount, do not materially detract from the value or transferability of the property or assets subject thereto or interfere with the present use and have not arisen other than in the ordinary course of business ("Permitted Encumbrances"). Sellers enjoy peaceful and undisturbed possession of all buildings leased by them and the buildings are not subject to any encroachments, building or use restrictions, exceptions, reservations or limitations which in any material respect interfere with, impair, or prevent use in the usual and normal conduct of the business of Sellers. To the best of Sellers' knowledge, there are no pending or threatened condemnation proceedings relating to any of the Leases described on Exhibit G. The leasehold improvements, equipment and other tangible assets owned or used by Sellers at the Leased Facilities are adequately insured. None of said improvements, equipment and other assets owned by Sellers is subject to any commitment for their sale or use by an affiliate of Sellers or third parties.

          4.5  Condition of Tangible Assets.  The Leased Facilities and the
               ----------------------------
Fixtures and Equipment are in good operating condition and repair (except for ordinary wear and tear) and are suitable, adequate and fit for the uses for which they are intended or are being used.

          4.6  Contracts and Commitments.  Except as set forth in Section 4.6 of
               -------------------------
the Disclosure Schedule, Sellers are not a party to any written or oral:

          (a) commitment, contract, note, loan, evidence of indebtedness, purchase order or letter of credit involving any obligation or liability on the part of Sellers as the case may be, of more than $25,000 and not cancelable (without liability) within 60 days;

          (b) lease of real property (the Disclosure Schedule indicates with respect to each lease listed on the Disclosure Schedule the term, annual rent, renewal options and number of square feet leased);

          (c) lease of personal property involving any annual expense in excess of $25,000 and not cancelable (without liability) within 60 days (the Disclosure
Schedule indicates with respect to each lease listed on the Disclosure Schedule a general description of the leased items, term, annual rent and renewal options);

          (d) contracts and commitments not otherwise described above (including purchase orders, supply contracts, distribution agreements, franchise agreements and undertakings or commitments to any governmental or regulatory authority) relating to the business of Sellers and materially affecting Sellers' business;

          (e) material governmental or regulatory licenses or permits required to conduct the business of Sellers as presently conducted or operated;

          (f) contracts or agreements containing covenants limiting the freedom of Sellers to engage in any line of business or compete with any person; or

          (g) employment contracts, including without limitation, contracts to employ executive officers and other contracts with officers or directors of Sellers.

          Sellers are not in material breach or violation of or default under any of the Contracts or other instruments, obligations, evidences of indebtedness or commitments described in (a)-(g) above, the breach or violation of which would have a material adverse effect on the business or financial condition of Sellers or the ability of Buyer to operate the business of Sellers after the Closing.

          4.7  No Conflict or Violation.  Neither the execution and delivery of
               ------------------------
this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Sellers, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which any Seller is a party or by which the Purchased Assets are bound, which breach or default would have a material adverse effect on the business of any Seller; (c) a violation by Sellers of any regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business of any Seller or any Seller's ability to consummate the transactions contemplated hereby.

          4.8  Consents and Approvals.  Except as set forth in Section 4.8 of
               ----------------------
the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Sellers in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than the filings required under the HSR Act, and approval of lessors.

          4.9  Financial Statements.  Sellers have delivered to Buyer the
               --------------------
Financial Statements and the Interim Financial Statements. Except as otherwise set forth therein, the Financial Statements and the Interim Financial Statements are complete, are in accordance with the books and records of Sellers, accurately reflect the assets, liabilities and financial condition and results of operations indicated thereby in accordance with generally accepted accounting principles (as consistently applied by Seller), and contain and reflect all necessary adjustments for a fair representation of the Financial Statements and the Interim Financial Statements as of the date and for the periods covered thereby except that (a) the Financial Statements and Interim Financial Statements (i) do not contain accruals for vacation pay for employees of Sellers which are under S corporations, and (ii) do not contain accrual for Sellers 401(k) and Simplified Employee Plan IRA contributions; and (b) the Interim Financial Statements are subject to normal closing and other normal year end adjustments and footnotes.

          4.10  Litigation.  Except as set forth in Section 4.10 of the
                ----------
Disclosure Schedule, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans for personnel), arbitral action or investigation (collectively, "Actions") pending or, to the knowledge of Sellers, threatened or anticipated against, relating to or affecting (i) Sellers, (ii) any benefit plan for Personnel or any fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement. Sellers are not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against any Seller or its business or activities. There is not a reasonable likelihood of an adverse determination of any pending Actions which would, individually or in the aggregate, have a material adverse effect on the business or financial condition of Sellers.

          4.11  Labor Matters.  Section 4.11 of the Disclosure Schedule
                -------------
identifies all employees of Sellers   No Seller is a party to any labor
agreement with respect to its employees with any labor organization, group or association. Except as set forth in Section 4.11 to the Disclosure Schedule, no Seller has experienced any attempt by organized labor or its representatives to make any Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of any Seller. Sellers are in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and are not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against any Seller pending before the National Labor Relations Board or any other governmental agency arising out of any Sellers' activities, and no Seller has knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against any Seller nor is any grievance currently being asserted; and no Seller has experienced a work stoppage or other labor difficulty. Sellers have conducted open meetings with all of their employees; advised all of the employees of the transaction; and advised the employees that Buyer will offer employment to all employees at salaries and other benefits not less than the employees enjoy at Closing. For purposes of this paragraph only, the employees have been treated in the same manner as a continuation of business and not a plant closing.

          4.12  Liabilities.  Sellers have no liabilities or obligations
                -----------
(absolute, accrued, contingent or otherwise) except (i) liabilities which are reflected and reserved against on the Interim Balance Sheet, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Interim Balance Sheet Date, and (iii) liabilities arising under Contracts, letters of credit, purchase orders, licenses, permits, purchase agreements and other agreements, business arrangements and commitments described in the Disclosure Schedule or which are of the type described in Section 4.6 but which because of the dollar amount or other qualifications are not required to be listed in the Disclosure Schedule.

          4.13  Compliance with Statutes and Antitrust Laws.  Each Seller
                -------------------------------------------
conducts its business in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, state or local including any applicable federal and state antitrust laws, except where the failure to comply does not have a material adverse impact on the business or financial condition of the Sellers. None of the Sellers has received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations, orders ordinances or other laws. Each Seller has filed with all appropriate federal, state or local government bodies all notices, consents, franchises or any other document which is necessary for the operation of the business of the Seller.

          4.14  No Brokers.  Sellers have not entered into any contract,
                ----------
agreement, arrangement or understanding with any person or firm which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          4.15  Proprietary Rights.  All of Sellers' registrations of trademarks
                ------------------
and of other marks, trade names or other trade rights, and all pending applications for any such registrations, all of Sellers' patents and copyrights and all pending applications therefor, all other trademarks and other marks, trade names and other trade rights material to the business of each Seller, whether or not registered, are listed in Section 4.15 of the Disclosure Schedule, (collectively, the "Proprietary Rights"). No proceedings have been instituted against or notices received by any Seller that are presently outstanding alleging that any Seller's use of its Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights, nor does any Seller know of any basis for such a claim.

          4.16  Employee Benefit Plans.  Except as disclosed in Section 4.16 of
                ----------------------
the Disclosure Schedule, none of the Sellers has offered or maintained any employee benefit plans as defined in Section 3(3) of Employee Retirement Income and Security Act of 1974 ("ERISA") or other plan, contract, agreement, including any vacation, sick leave, deferred compensation or severance pay policy or arrangement for the benefit of employees or former employees of Sellers (the "Employee Plans"). None of the Sellers maintains, participates in or contributes to (and has not at any time maintained, participated in, contributed to or had an obligation to contribute to) any defined benefit plan (within the meaning of Section 3(35) of ERISA or any multi-employer plan (within the meaning of Section 3(37) of ERISA). After Closing, Buyer will have no obligation or liability (absolute or contingent) under or with respect to the Employee Plans. To the best of Sellers' knowledge after reasonable investigation, (a) Sellers are not in default under or in violation of, or have any knowledge of any such default or violation by any other party to, any of the Employee Benefit Plans; and (b) each Employee Benefit Plan is in substantial compliance with the requirements prescribed by any and all statutes, orders, or governmental rules or regulations applicable to such Employee Benefit Plans, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended.

          4.17  Tax Matters.  Sellers have duly filed all tax reports and
                -----------
returns required to be filed by them, including all federal, state, local and foreign tax returns and reports. All such returns and reports were correct and complete in all material respects. Sellers have paid in full all taxes and interest required to be paid. Sellers have made adequate provision, in conformity with generally accepted accounting principles consistently applied, for the payment of all taxes which may subsequently become due. All taxes which Sellers have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority.

          For the purpose of this Agreement, any federal, state, local or foreign income, sales, use, transfer, payroll, personal property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, is referred to as a "Tax".

          4.18  Insurance.  Section 4.18 of the Disclosure Schedule contains a
                ---------
complete and accurate list of all policies or binders of fire, liability, title, worker's compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by Sellers on Sellers' business, property or Personnel. All of such policies are sufficient for compliance with all requirements of law and of all Contracts to which any Seller is a party. No Seller is in default under any of such policies or binders, and no Seller has failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders provide sufficient coverage in Sellers' opinion for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect by Sellers through the Closing Date.

          4.19  Accounts Receivable.  The accounts receivable reflected in the
                -------------------
Balance Sheet, and all accounts receivable arising since the Balance Sheet Date, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. The parties acknowledge that Sellers do not guarantee the collectibility of the accounts receivable.

          4.20  Inventory.  The values at which the Inventory are shown on the
                ---------
Balance Sheet have been determined in accordance with the normal valuation policy of Sellers, and in accordance with generally accepted accounting principles consistently applied by Sellers. The Inventory (and items of Inventory acquired or manufactured subsequent to the Balance Sheet Date) consists only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided, and the present quantities of all Inventory are reasonable in the present circumstances of Sellers' business.

          4.21  Customers and Suppliers.  Section 4.21 of the Disclosure
                -----------------------
Schedule contains a complete and accurate list of (i) the 10 largest customers of Sellers on a combined basis in terms of sales during Sellers' last fiscal year, showing the approximate total sales by each Seller to each such customer during such fiscal year; (ii) the 10 largest suppliers of Seller on a combined basis in terms of purchases during Sellers' last fiscal year, showing the approximate total purchases by Sellers from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no adverse change in the business relationship of Sellers with any customer or supplier named in the Disclosure Schedule which is material to the business or financial condition of Sellers.

          4.22  Environmental Matters.  With respect to its ownership, use,
                ---------------------
maintenance or operation of the Purchased Assets, Seller is in material compliance with and has not violated any Environmental Laws. To the knowledge of Sellers, there are no past, pending or threatened environmental actions, including without limitation, any existing investigation by any federal state or local governmental entity against or concerning any Seller nor has any Seller received notice of any of the foregoing.

          4.23  Material Misstatements or Omissions.  No representations or
                -----------------------------------
warranties by Sellers in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or intentionally omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

          4.24  License Agreements.  Sellers have delivered to Buyer prior to
                ------------------
execution of this Agreement, a list of all license agreements (and any oral or written agreements or understandings to issue or enter into any license agreements) pursuant to which a Seller is authorized or whereby a Seller has authorized another person or entity to manufacture, sell or distribute its products. All such license agreements are in full force and effect. Except as disclosed in Section 4.24 of the Disclosure Schedule, all of said license agreements permit the transfer contemplated by this Agreement and such transfer will not invalidate any license.

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF BUYER AND MCLEOD
              --------------------------------------------------

          Each of Buyer and McLeod represent and warrant to Sellers as follows:

          5.1  Organization.  Buyer is duly organized, validly existing and in
               ------------
good standing under the laws of the State of Iowa. McLeod is duly organized, validly existing and in good standing under the laws of the State of Delaware.

          5.2  Authorization.  Each of Buyer and McLeod has all necessary
               -------------
corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each of Buyer and McLeod and is a legal, valid and binding agreement of and against Buyer and McLeod in accordance with its terms.

          5.3  No Conflict or Violation.  Neither the execution and delivery of
               ------------------------
this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Buyer or McLeod, or (b) a violation by Buyer or McLeod of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Buyer or McLeod or its ability to consummate the transactions contemplated hereby or (c) a breach of or default under any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer or McLeod is a party which breach would have a material adverse effect on the business of Buyer or McLeod.

          5.4  Consents and Approvals.  Except for the filings required under
               ----------------------
the HSR Act, no consent, approval of authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                                  ARTICLE VI
                                   COVENANTS
                                   ---------

          Sellers, individually and collectively, on the one hand, and Buyer, on the other hand, each covenant with the other as follows:

          6.1  Maintenance of Business Prior to Closing.  Sellers shall continue
               ----------------------------------------
to carry on Sellers' businesses in the ordinary course and substantially in accordance with past practice and will not take any action inconsistent therewith or with the consummation of the Closing. Without limiting the generality of the foregoing, Sellers shall (a) maintain the Purchased Assets in substantially their current state of repair, excepting normal wear and tear; (b) through the Closing Date, maintain insurance covering the Purchased Assets similar to that in effect on the date hereof; and (c) notify Buyer and provide to Buyer an opportunity to review any and all cash disbursements not in the ordinary course of business, to be made prior to Closing.

          6.2  Investigation by Buyer; Audits.  Sellers shall allow Buyer and
               ------------------------------
Buyer's advisors and accountants, at Buyer's expense during regular business hours, to make such inspection of the Purchased Assets and to inspect and make copies of other Contracts, Books and Records or information requested by Buyer and necessary for or reasonably related to the operation of the Purchased Assets.

          6.3  Sellers' Employees.
               ------------------

          (a) Sellers will update the list of Sellers' employees on the Disclosure Schedule as of the Closing Date. Buyer shall extend offers of employment at or before the Closing to all such employees. No employee of Sellers, including any employee on authorized leave or disability, shall become an employee of Buyer unless and until such employee performs actual full-time service for Buyer on or after the Closing Date, and Buyer shall have no obligation to any such person prior to or in respect of such time. Buyer shall honor all accrued vacation for such employees, based on their employment with Sellers.

          (b) Buyer shall have no rights with respect to any assets of any pension or welfare benefit plan (as defined in Section 3 of ERISA) which is maintained by any Seller or any of its affiliated corporations after the Closing Date, including, but not limited to, the right to receive any assets of any such pension plan upon termination of the plan if the plan's assets exceed its liabilities. Nothing in this Agreement shall alter any rights of any terminated employees of any Seller or its affiliated corporations to receive from any Seller their accrued benefits under any Employee Plan which is maintained by any Seller or any of its affiliated corporations after the Closing Date.

          (c) Sellers shall comply with Section 4980B of the Code and Part 6 of subtitle B of Title I of ERISA ("COBRA") by providing continuation health coverage and notification as required under COBRA with respect to qualifying events occurring prior to Closing or as a result of the transactions contemplated under this Agreement.

          6.4  Certain Prohibited Transactions.  Between the date hereof and the
               -------------------------------
Closing Date and unless the Buyer shall otherwise agree in writing, no Seller shall:

          (a) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

          (b) mortgage, pledge or otherwise encumber any of its properties or assets or sell, transfer or otherwise dispose of any of its properties or assets or cancel, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and consistent with past practice;

          (c) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

          (d) enter into or terminate any material contract or agreement, or make any material change in any of its Leases and Contracts, other than in the ordinary course of business and consistent with past practice; or

          (e) do any other act which would cause any material adverse effect in Sellers' business or financial condition or cause any representation or warranty of Sellers in this Agreement to be or become untrue in any material respect.

          6.5  Notification of Certain Matters.  Sellers shall give prompt
               -------------------------------
notice to Buyer, and Buyer shall give prompt notice to Sellers, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of Sellers or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each party shall use all reasonable efforts to remedy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          6.6  Name.  Effective upon Closing, Sellers shall change Sellers'
               ----
corporate names to a name not including "ESI" or any similar name.

          6.7  Stockholder Approval.  Prior to the Closing Date, Sellers shall
               --------------------
prepare a form of stockholder consent and obtain the approval of all stockholders of the actions contemplated by this Agreement.

          6.8  Collection of Accounts Receivable.  On and after the Closing
               ---------------------------------
Date, Buyer shall have the right and authority to collect for Buyer's account all receivables, letters of credit and other items which constitute a part of the Purchased Assets and to endorse with the name of any Seller, any letters of credit, documents or checks received on account of or otherwise relating to any such receivables. Sellers shall execute and deliver to Buyer, upon its request, one or more powers of attorney in form and substance reasonably satisfactory to Buyer as evidence of the foregoing agreements. Sellers agree that they will forthwith transfer or deliver to Buyer any cash or other property that Sellers may receive on or after the Closing Date in respect of any Contracts, licenses, Leases, commitments, sales orders, purchase orders, letters of credit, or receivables of any character or any other items constituting a part of the Purchased Assets.

          6.9  Insurance.  Sellers shall have delivered to Buyer copies of
               ---------
certificates of insurance or copies of binders evidencing fully paid and non-cancelable general liability insurance coverage with respect to claims arising out of events or occurrences on or prior to the Closing Date (whether or not
reported)   Such insurance coverage shall name Buyer as an additional insureds.

                                  ARTICLE VII
                      CONDITIONS TO SELLERS' OBLIGATIONS
                      ----------------------------------

          The obligations of Sellers to consummate the transactions provided for hereby are subject, in the discretion of Sellers, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

          7.1  Representations, Warranties and Covenants. All representations
               -----------------------------------------
and warranties of each of Buyer and McLeod contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

          7.2  Consents.  All consents, approvals and waivers from governmental
               --------
authorities, stockholders of Sellers and of Buyer and McLeod and other parties necessary to permit Sellers to transfer the Purchased Assets to Buyer and for Buyer to assume the Assumed Liabilities as contemplated hereby shall have been obtained.

          7.3  No Governmental Proceedings or Litigation.  No Actions by any
               -----------------------------------------
governmental authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected materially to damage Sellers if the transactions contemplated hereunder are consummated.

          7.4  Opinion of Counsel.  Buyer shall have delivered to Sellers an
               ------------------
opinion of counsel to Buyer and McLeod, dated as of the Closing Date, in form and substance satisfactory to Sellers, to the effect that:

          (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa; McLeod is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          (b) Each of Buyer and McLeod have the necessary corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby:

          (c) All corporate action by each of Buyer and McLeod required in order to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken, and no approval of the stockholders of Buyer and McLeod is required in connection therewith or, if required, such approval has been duly obtained;

          (d) This Agreement has been duly executed and delivered by each of Buyer and McLeod and is the valid and binding obligation of Buyer and McLeod, enforceable against Buyer and McLeod in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity) or other customary limitations reasonably satisfactory to Sellers' counsel;

          (e) Neither the execution and delivery of this Agreement by Buyer and McLeod nor the consummation of the transactions contemplated hereby will (i) violate the Articles of Incorporation or Bylaws of each of Buyer and McLeod,
(ii) except as set forth in this Agreement or exhibits or schedules hereto, breach, or cause a default under, any term or provision of any material contract or agreement to which Buyer or McLeod is a party and of which such counsel has knowledge or

(iii) to the best knowledge of such counsel violate any judgment, decree, injunction, writ or order applicable to Buyer or McLeod;

          (f) No authorization, consent, order, permit or approval of, or filing with, any governmental authority or, to the best knowledge of such counsel, any other person, is required for the execution and delivery of this Agreement by each of Buyer and McLeod or the consummation by Buyer and McLeod of the transactions contemplated on its part hereby except as set forth in this Agreement or the exhibits or schedules hereto;

          (g) To the best knowledge of such counsel, no Action is pending or threatened against Buyer or McLeod which would adversely affect Buyer's or McLeod's ability to perform its obligations hereunder or against the transactions contemplated hereby; and

          (h) The documents to be delivered by Buyer on the Closing Date to effect the assumption by Buyer of the obligations and liabilities to be assumed by Buyer pursuant to this Agreement are effective to do so, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and equitable principles (whether considered in an action at law or in equity) or other customary limitations reasonably satisfactory to Sellers' counsel.

          In rendering such opinion, such counsel may rely as they deem advisable (a) as to matters governed by the laws of jurisdictions other than states in which they maintain offices, upon opinions of local counsel satisfactory to such counsel, and (b) as to factual matters, upon certificates and assurances of public officials and officers of Buyer.

          7.5  Certificates.  Each of Buyer and McLeod will furnish Sellers with
               ------------
such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Sellers.

          7.6  Corporate Documents.  Sellers shall have received from each of
               -------------------
Buyer and McLeod resolutions adopted by the board of directors of Buyer and McLeod approving this Agreement and the transactions contemplated hereby, certified by Buyer's and McLeod's corporate secretary.

          7.7  Employee Agreements.  Buyer shall have entered into Employment
               -------------------
Agreements with each of Michael Reichert, Peter Jones, John Pupkes and Jeff Meehan in a form substantially identical as attached Exhibit I.

                                 ARTICLE VIII
                       CONDITIONS TO BUYER'S OBLIGATIONS
                       ---------------------------------

          The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

          8.1  Representations, Warranties and Covenants. All representations
               -----------------------------------------
and warranties of Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Sellers shall have performed all agreements and covenants required hereby to be performed by them prior to or at the Closing Date.

          8.2  Consents.
               --------

          (a) All consents, approvals and waivers from governmental authorities, stockholders of Sellers and other parties necessary to permit Sellers to transfer the Purchased Assets to Buyer free of Encumbrances shall have been obtained, except where the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Buyer and would not affect the value, transferability, use or operation of any Purchased Asset.

          (b) The Lease with respect to the Leasehold Estates at:

                    5959 Baker Road
                    Minnetonka, MN 55345

                    2911 Clearwater Road
                    St. Cloud, MN

and the related agreements with respect to such Leasehold Estates identified on Exhibit F shall have been amended in a manner reasonably satisfactory to Buyer (it being understood that Buyer will not require any reduction in rent or reduction or extension of the term of such Lease) or a replacement lease for such property shall have been entered into by Buyer.

          8.3  No Governmental Proceedings or Litigation.  No Action by any
               -----------------------------------------
governmental authority shall have been instituted or threatened which questions the validity or legality of the transaction contemplated hereby and which could reasonably be expected to affect materially the right or ability of Buyer to own, operate or possess the Purchased Assets after the Closing or to damage Buyer materially if the transactions contemplated hereunder are consummated.

          8.4  Opinion of Counsel.  Sellers shall have delivered to Buyer an
               ------------------
opinion of counsel to Sellers, dated as of the Closing Date, in form and substance satisfactory to Buyer, to the effect that:

          (a) Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its state of Minnesota; to the knowledge of counsel no Seller is qualified to do business in any state other than Minnesota.

          (b) Each Seller has the necessary corporate power and authority to own, lease and/or operate the Purchased Assets and to enter into this Agreement and consummate the transactions contemplated hereby;

          (c) All corporate action by each Seller required in order to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken, and approval has been duly obtained;

          (d) This Agreement and all documents to be delivered by Sellers to effect the transfer and assignment to Buyer of all right, title and interest to the Purchased Assets, have been duly executed and delivered by each Seller and are the valid and binding obligation of each Seller and enforceable against each Seller in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity);

          (e) Neither the execution and delivery of this Agreement by any Seller nor the consummation of the transactions contemplated hereby will (i) violate the Articles of Incorporation or Bylaws of any Seller, (ii) breach, or cause a default under, any term or provision of any material contract or agreement to which any Seller is a party and of which such counsel has knowledge, or (iii) to the best knowledge of such counsel, violate any judgment, decree, injunction, writ or order applicable to any Seller;

          (f) No authorization, consent, order, permit or approval of, or filing with, any governmental authority, or, to the best knowledge of such counsel, any other person, is required for the execution and delivery of this Agreement by any Seller or the consummation by any Seller of the transactions contemplated on their part hereby except as set forth in this Agreement, the Disclosure Schedule or the exhibits hereto;

          (g) Except as set forth in the Disclosure Schedule, to the best knowledge of such counsel, no material Action or Environmental Claim is pending or threatened against any Seller;

          (h) To the best knowledge of such counsel, the execution and performance of the Agreement by each Seller will not violate or result in a failure to comply with any federal or State of Minnesota statute or regulation which in counsel's experience is normally applicable to general business corporations which are not engaged in regulated activities and to transactions of the type set forth in the Asset Purchase Agreement (but without our having made any special investigation as to any other laws), except no opinion is expressed as to any laws the violation of which would not have a material adverse impact on the Sellers or to which Sellers may be subject as a result of Buyer's legal or regulatory status.

          In rendering such opinion, such counsel may rely as they deem advisable as to factual matters, upon certificates and assurances of public officials and officers of any Seller.

          8.5  Certificates.  Each Seller will furnish Buyer with such
               ------------
certificate of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

          8.6  Material Changes.  Since the Balance Sheet Date, there shall not
               ----------------
have been any material adverse change in the condition (financial or otherwise), assets, liabilities, reserves, business, properties, operations, technology, employee relations, customer, supplier or distributor relations or prospects of any Seller, or the Purchased Assets. For the purposes of this Agreement, a "material adverse change" shall include, without limitation, any development or discovery of any material contingent or other liability not in the Disclosure Schedule, which is reasonably likely to materially adversely affect the business, properties, assets, operations, technology or prospects, or relations with customers, suppliers, distributors or employees, of Sellers.

          8.7  Corporate Documents.  Buyer shall have received from Sellers
               -------------------
resolutions adopted by the boards of directors and stockholders of Sellers approving this Agreement and the transactions contemplated hereby, certified by Sellers' corporate secretary.

          8.8  Due Diligence.  Buyer or its Representatives or advisors shall
               -------------
have completed their legal, accounting, environmental and operational review of Sellers, the Purchased Assets, and in Buyer's sole discretion, Buyer shall be satisfied with the results of such review.

          8.9  Employment Agreements.  Buyer shall have entered into Employment
               ---------------------
Agreements with each of Michael Reichert, Peter Jones, John Pupkes and Jeff Meehan in a form substantially identical as attached as Exhibit I.

                                  ARTICLE IX
                                 RISK OF LOSS
                                 ------------

          9.1  Risk of Loss.  Until the Closing, all risk of loss or damage to
               ------------
the Purchased Assets shall be borne by Sellers, and thereafter shall be borne by Buyer. If any material portion of the Purchased Assets is destroyed or damaged by fire or any other cause prior to the Closing, Sellers shall promptly give notice to Buyer of such damage or destruction and the amount of insurance, if any, covering said property. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Sellers within ten (10) days after receipt of Sellers' notice or if there is not ten days prior to the Closing Date, as soon as possible but not less than 24 hours prior to the Closing, of
(a) accepting the Purchased Assets in their destroyed or damaged condition in which event any insurance proceeds payable to Sellers with respect to the Purchased Assets shall be assigned to Buyer, and the full Purchase Price shall be paid for such personal property, or (b) terminating this Agreement. If Buyer elects to proceed with the Closing, then any such insurance proceeds shall belong, and to the extent necessary shall be assigned, to Buyer without any reduction in the Purchase Price.

                                  ARTICLE X
                ACTIONS BY SELLERS AND BUYER AFTER THE CLOSING
                ----------------------------------------------

          10.1  Books and Records.  Each party shall cooperate with and make
                -----------------
available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, copying costs, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. Buyer agrees to maintain all Books and Records for a minimum of six years from the Closing Date.

          10.2  Survival of Representations, Etc.  All statements contained in
                --------------------------------
the Disclosure Schedule or in any certificate or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of Sellers and Buyer contained herein shall survive the Closing Date until the date that is the second anniversary of the Closing Date (except for the representations and warranties set forth in Sections 4.13, 4.16, 4.17 and 4.22 hereof), which shall survive and as to which no time limit shall apply.

          10.3  Indemnifications by Sellers.
                ---------------------------

          In addition to any other remedies available under law, Sellers, Michael Reichert, Peter Jones, John Pupkes and Jeff Meehan, jointly and severally, shall indemnify and hold harmless Buyer, its affiliates, successors and assigns from and against any and all (a) liabilities, losses, costs or damages ("Loss") and (b) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by Buyer and its affiliate, successors and assigns in connection with or arising from (i) any breach or claim which if proven true would constitute a breach by any Seller of any of their covenants in this Agreement or in any agreement or instrument contemplated hereby or thereby; (ii) any failure of any Seller to perform any of its obligations in this Agreement or any agreement or instrument contemplated hereby or thereby; or (iii) any breach or claim which if proven true would constitute a breach by any Seller of any warranty or any claim which if proven true would constitute an inaccuracy of any representation of any Seller contained or referred to in this Agreement or any schedule or certificate delivered by or on behalf of any Seller pursuant hereto or thereto. The Buyer's right to indemnification provided for in this Section
10.3 shall terminate (2) two years after the Closing (and no claims made by Buyer or its affiliates, successors or assigns under this Section shall be valid thereafter), except that the indemnification shall continue as to (A) the representations and warranties set forth in Sections 4.13, 4.16, 4.17, and 4.22 as to which no time limitation shall apply; and (B) any Loss or Expense of which Buyer or its affiliates, successors or assigns has notified Sellers in accordance with the requirements of Section 10.5 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.3 as to which the obligation of Sellers shall continue until the liability of Sellers shall have been determined pursuant to this Section 10.3 and Sellers shall have reimbursed Buyer, and its parent and its affiliates, successors or assigns for the full amount of such Loss and Expense in accordance with this
Section 10.3.

          10.4  Indemnification by Buyer.  Buyer shall indemnify and save and
                ------------------------
hold harmless Sellers, Michael Reichert, Peter Jones, John Pupkes and Jeff Meehan, and their respective Representatives, affiliates, successors and assigns, from and against any and all Loss and Expense incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (ii) from and after the Closing Date, any liability, obligation or commitment of Buyer relating to the Purchased Assets or the operation of the business acquired from Sellers; (iii) as of or after the Closing, the failure of Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement, including the failure of Buyer to pay when due or perform services as required under the Assumed Liabilities; or (iv) any liability arising out of the termination by Buyer of any contract assumed by Buyer.

          10.5  Notice of Claims.  If Buyer or Sellers believes that any of the
                ----------------
persons indemnified under this Article X has suffered or incurred any Loss or incurred any Expense, Buyer or Sellers shall notify the indemnifying party promptly, in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement or any schedule or certificate delivered pursuant hereto or thereto in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the indemnified persons intends to claim any liability or expense as Loss or Expense under this Article X, any such indemnified person shall promptly notify the indemnifying party of such action or suit.

          10.6  Third Party Claims.  (a) Subject to Section 10.4, the persons
                ------------------
indemnified under this Article X shall have the right to conduct and control, through a single counsel of their choosing, any third party claim, action or suit, and the persons indemnified may compromise or settle the same, provided that any of the indemnified persons shall give the indemnifying party advance notice of any proposed compromise or settlement. The indemnified persons shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the indemnifying party. Subject to Section 10.4, any compromise or settlement with respect to a claim for money damages effected by the indemnifying party after the indemnified party shall have disapproved such compromise or settlement shall discharge the indemnifying party from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under Section 10.4.

          (b) If the remedy sought in any action or suit referred to in paragraph (a) of this Section 10.6 is solely money damages and will have no continuing effect on the business of any indemnified person, the indemnifying party shall have 15 business days after receipt of the notice referred to in the last sentence of Section 10.5 to notify the indemnified persons that it elects to conduct and control such action or suit. If the indemnifying party does not give the foregoing notice, the indemnified persons shall have the right to defend, contest, settle or compromise such action or suit in the exercise of their exclusive discretion, and the indemnifying party shall, upon request from any of the indemnified persons, promptly pay to such indemnified persons in accordance with the other terms of this Article X of any Loss resulting from its liability to the third party claimant and all related Expense. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified persons shall cooperate with the indemnifying party in connection therewith; provided that (x) the indemnifying party-shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified person; (y) the indemnifying party shall permit the indemnified persons to participate in such conduct or settlement through counsel chosen by the indemnified persons, but the fees and expenses of such counsel shall be borne by the indemnified persons except as provided in clause (z) below; and (z) the indemnifying party shall agree promptly to reimburse to the extent required under this Article X the indemnified persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the indemnified persons, except fees and expenses of a single counsel for the indemnified persons incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified persons shall have the right to pay or settle any such action or suit, provided that in such event the indemnified persons shall waive any right to indemnify therefor by the indemnifying party, and no amount in respect thereof shall be claimed as Loss or Expense under this Article X.

          (c) Limitation on Loss or Expense.  No claim may be brought pursuant
              -----------------------------
to the provisions of Section 10.3 for any Loss or Expense or for any action arising under or in connection with the representations and warranties of the Sellers contained in this Agreement unless and until the aggregate amount of such claims exceeds $50,000 and then only to the extent of such excess over $50,000; provided, however, that this provision shall not apply to claims arising under Sections 4.13, 4.16, 4.17, and 4.22 of this Agreement. In no event shall a party against whom indemnification is claimed be liable for (i) Losses or Expenses in excess of the Purchase Price and no Shareholder shall indemnify Buyer for Losses and Expenses in excess of such shareholder's prorata share of the Purchase Price.

          (d) Valuation of Loss and Expenses.  For purposes of evaluating the
              ------------------------------
Loss and Expense related to claims under this Article X the amount of Loss and Expense shall be determined on a net after-tax basis, taking into account the present value, based on a discount rate equal to the prime rate of The Chase Manhattan Bank, N.A. as of the time any indemnity payment is made or any litigation to recover the same is commenced, whichever shall first occur, of any off-setting tax benefit which, in the reasonable opinion of the indemnified party or its independent public accountants, the indemnified person may reasonably be expected to receive as a result of such Loss and Expense.

          10.7 Shareholders are guarantors of certain of the Contracts and Leases of the Sellers being assumed by Buyer, which guaranties are listed on Exhibit J (the "Guaranties"). Buyer agrees to use best efforts to secure, effective as of the Closing Date, the full release of the Shareholders from such Guaranties. After the Closing Date, Buyer shall indemnify, defend and hold Shareholders harmless from and against any Loss and Expense attributable to any of the Guaranties.



                                  ARTICLE XI
                                 MISCELLANEOUS
                                 -------------

          11.1  Further Assurances.  Both before and after the Closing Date,
                ------------------
each party will cooperate in good faith with the others and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, including, without limitation, obtaining consents or approvals from third parties for the transfer of Purchased Assets that were transferred subject to consents or approvals being obtained, as provided in Section 8.2(a). Any contracts, commitments, or other agreements required to be listed on the Disclosure Schedule and not so listed shall be assigned to Buyer on Buyer's written request.

          11.2  Bulk Sales.  It may not be practicable to comply or attempt to
                ----------
comply with the procedures of the "Bulk Sales Act" or any similar law of any or all of the states in which the Purchased Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Sellers agree that except for liabilities specifically assumed by Buyer hereunder, the indemnity provisions of Section
10.3 hereof shall apply to any Damages of Buyer arising out of or resulting from the failure of Buyer or Sellers to comply with any or all such laws.

          11.3  Termination.  If any condition precedent to Sellers' obligations
                -----------
hereunder is not satisfied and such condition is not waived by Sellers at or prior to the Closing Date, or if any condition precedent to Buyer's obligations hereunder (including the nonoccurrence of any Destruction that would permit Buyer to terminate this Agreement under Section 9.1) is not satisfied and such condition is not waived by Buyer at or prior to the Closing Date, Sellers or Buyer, as the case may be, may terminate this Agreement at their or its option by notice to the other party. In the event of a termination of this Agreement by either party as above provided, neither party shall have any liability hereunder of any nature whatsoever (other than pursuant to Section 11.13 below) to the other party, including any liability for damages, unless either party is in default under its obligations hereunder, in which event the party in default shall be liable to the other party for such default. In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing.

          11.4  Assignment.  Neither this Agreement nor any of the rights or
                ----------
obligations hereunder may be assigned by Sellers or Buyer without the prior written consent of the other party; except that Buyer may, without such consent, assign all such rights and such obligations to a wholly-owned subsidiary or subsidiaries of Buyer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

          11.5  Notices; Transfer of Funds.  Unless otherwise provided herein,
                --------------------------
any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally, by facsimile, overnight delivery service, or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), as follows:

          If to Sellers:          John Pupkes
                                  5021 Dupont Avenue South
                                  Minneapolis, MN 55419

                                  Michael Reichert
                                  155 West Point Road
                                  Tonka Bay, MN 55331

                                  Peter Jones
                                  18216 Hermitage Way
                                  Minnetonka, MN 55345

                                  Jeff Meehan
                                  4821 Minneapolis Avenue
                                  Mound, MN 55364

          With a copy to:         Stanley Efron
                                  Henson & Efron, P.A.
                                  1200 Title Insurance Bldg.
                                  400 Second Avenue South
                                  Minneapolis, MN 55401

          If to Buyer:            McLeod, Inc.
                                  McLeodUSA Technology Park
                                  6400 C Street SW
                                  P.O. Box 3177
                                  Cedar Rapids, Iowa 52406-3177

          With a copy to:         Carroll J. Reasoner
                                  Shuttleworth & Ingersoll, P.C.
                                  500 Firstar Bank Bldg.
                                  P.O. Box 2107
                                  Cedar Rapids, Iowa 52406-2107


or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

          Payments to be made to Sellers hereunder shall be made by wire transferred funds to be delivered to such account(s) or place(s) as Sellers may designate by written notice as provided herein.

          11.6  Choice of Law.  This Agreement shall be construed, interpreted
                -------------
and the rights of the parties determined in accordance with the laws of the State of Minnesota (without reference to the choice of law provisions of Iowa law) except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

          11.7  Entire Agreement; Amendments and Waivers.  This Agreement,
                ----------------------------------------
together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          11.8  Multiple Counterparts.  This Agreement may be executed in one or
                ---------------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.9  Expenses.  Except as otherwise specified herein, each party
                --------
hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect. Buyer shall pay all costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred, including vehicle transfer and title charges.

          11.10  Invalidity.  In the event that any one or more of the
                 ----------
provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          11.11  Titles.  The titles, captions or headings of the Articles and
                 ------
Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          11.12  Publicity.  Except as required by law, no Seller nor Buyer
                 ---------
shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the execution and delivery of this Agreement.

          11.13  Confidential Information.  The parties acknowledge that the
                 ------------------------
transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 11.12. None of the parties shall make any public disclosure of the specific terms of this Agreement, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to other parties. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to advisors, consultants and affiliates in connection with the transactions contemplated hereby. Sellers, at a time and in a manner which it reasonably determines and after prior notice to and consultation with Buyer, may notify employees of the fact of the subject transaction. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the others all documents, work papers and other material (including all copies thereof) obtained from them in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.

          11.14  Mediation and Arbitration.  Any controversy or claim arising
                 -------------------------
out of or relating to this contract, or the breach thereof, including the construction or application of this contract, shall be first submitted to nonbinding mediation and if not resolved then settled by binding arbitration by a single arbitrator in Minneapolis, Minnesota in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                                  ARTICLE XII
                                   GUARANTY
                                   --------

          McLeod unconditionally and irrevocably guarantees to Sellers the full, prompt and complete performance by Buyer of all of its covenants, agreements, indemnifications, representations and warranties hereunder as if made or agreed to by McLeod itself. No action of Sellers whatsoever in modifying or compromising any obligation of Buyer hereunder shall in any fashion alter, impair or invalidate this guaranty of performance, whether or not Sellers give notice to McLeod of such modifications or compromise. Sellers shall not be required to seek satisfaction from Buyer prior to or simultaneous with seeking satisfaction from McLeod under this Article XII. No failure or delay on the part of Sellers in the exercise of any right or remedy under this Purchase Agreement shall operate as a waiver of any such right or remedy, including rights and remedies under this Article XII, and no single or partial exercise by Sellers of any such right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No assignment or transfer by Buyer of any of its rights hereunder shall alter or impair this continuing and absolute guaranty of McLeod. Sellers shall have no greater rights against McLeod by reason of this guaranty than Sellers have against Buyer.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

ESI/McLEODUSA, INC.                  ESI COMMUNICATIONS, INC.


BY: /s/ Stephen C. Gray              BY: /s/ Peter Jones
   ---------------------------          ---------------------------

ESI COMMUNICATIONS/SW, INC.          ESI COMMUNICATIONS/WEST, INC.


BY: /s/ Michael Reichert             BY: /s/ Peter Jones
   ---------------------------          ---------------------------


ESI COMMUNICATIONS/                  ESI COMMUNICATIONS --
DOWNTOWN INC.                        NORTH, INC.


BY: /s/ John Pupkes                  BY: /s/ Jeff Meehan
   ---------------------------          ---------------------------


/s/ Michael Reichert                 /s/ Peter Jones
------------------------------       ------------------------------
MICHAEL REICHERT                     PETER JONES


/s/ John Pupkes                      /s/ Jeff Meehan
------------------------------       ------------------------------
JOHN PUPKES                          JEFF MEEHAN

McLeodUSA Incorporated
f/k/a McLEOD, INC.


BY: /s/ Stephen C. Gray
   ------------------------------

                                  EXHIBIT LIST
                                  ------------

               Exhibit A    Balance Sheet
               Exhibit B    Contracts Not Assumed
               Exhibit C    Excluded Personal Property
               Exhibit D    Financial Statements (three years)
               Exhibit E    Interim Financial Statements
               Exhibit F    Contracts Assumed
               Exhibit G    Leases Assumed
               Exhibit H    ESI Cabling Services Incorporated Share List
               Exhibit I    Employment Agreements
               Exhibit J    Guaranties of Shareholders



McLeodUSA Incorporated agrees to furnish supplementally a copy of any of the Exhibits listed above to the Commission upon request.